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                                                                   EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the incorporation by reference in the registration statement on Form S-3 of our report dated December 8, 1997, relating to the consolidated balance sheets of System Software Associates, Inc. and subsidiaries as of October 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended October 31, 1997, and the related schedule, which report appears in the October 31, 1997 annual report on Form 10-K of System Software Associates, Inc. and to the reference to our firm under the heading "Experts" in the prospectus.

Chicago, Illinois
February 17, 1998